SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

NEUROBIOLOGICAL TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	94-3049219
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

2000 Powell Street, Suite 800, Emeryville, California,	94608
(Address or principal executive offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General instruction A.(c), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☑

Securities Act registration statement file number to which this form relates: 000-23280

Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Share Purchase Rights Pursuant to Rights Agreement

(Title of Class)

NASDAQ

(Exchange)

EXPLANATORY NOTE

This Amendment No. 1 to Form 8-A is being filed by the registrant for the purpose of amending and supplementing the description of the registrant’s securities contained in the original Form 8-A filed by the registrant with the Securities and Exchange Commission on May 20, 2005.

Item 1.	Description of Registrant’s Securities to be Registered.

In connection with the completion by Neurobiological Technologies, Inc. (the “Company”) of an underwritten public offering of 21,818,181 shares of common stock pursuant to the Company’s registration statement on Form S-1 (File No. 333-145403) on November 2, 2007 (the “Offering”), the Company and American Stock Transfer & Trust Company, as Rights Agent (“AST”), entered into an amendment (the “Amendment”) to the Rights Agreement dated as of May 19, 2005 between the Company and AST (the “Rights Agreement”). Immediately following the completion of the Offering, the Company had 26,903,053 shares of common stock outstanding.

Prior to effectiveness of the Amendment, the Rights Agreement provided that certain persons who become the beneficial owner of 15% or more of the then outstanding shares of common stock of the Company shall be deemed an “Acquiring Person.”

Biotechnology Value Fund, L.P., together with certain of its related entities (collectively, “BVF”), purchased in the Offering a number of shares of common stock that caused BVF to beneficially own more than 15% of the Company’s outstanding common stock immediately following the Offering. Accordingly, the Company and AST entered into the Amendment for the purpose of amending the Rights Agreement, effective immediately prior to the completion of the Offering, to (i) provide for an exception to the definition of “Acquiring Person” for a “Grandfathered Person,” so long as such person does not acquire greater than a specified “Grandfathered Percentage” (initially, 20.40% and subject to adjustment as set forth in the Amendment), of the Company’s common stock subject to certain limitations, (ii) provide that BVF is a “Grandfathered Person” subject to certain limitations, and (iii) provide for other modifications to the Rights Agreement consistent with the foregoing.

The Rights Agreement and the Amendment are filed as Exhibits 4.1 and 4.2 to this report and incorporated herein by reference. The above description of the material terms of the Amendment as they relate to the Rights Agreement is qualified in its entirety by reference to such exhibits.

Item 2.	Exhibits.

Exhibit No.	Description

4.1(1)	Rights Agreement, dated as of May 19, 2005, between Neurobiological Technologies, Inc. and American Stock Transfer & Trust Company as Rights Agent, which includes: as Exhibit A thereto, the Form of Certificate of Designation of Rights, Preferences and Privileges of Series RP Stock of Neurobiological Technologies, Inc.; as Exhibit B thereto, the Form of Right Certificate; and, as Exhibit C thereto, the Summary of Rights to Purchase Series RP Preferred Shares.

4.2	Amendment No. 1 to Rights Agreement, dated November 2, 2007, by and between the Corporation and American Stock Transfer & Trust Company, as Rights Agent.

(1)	This exhibit is filed as an exhibit to the Registrant’s Registration Statement on Form 8-A filed May 20, 2005 and is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed its behalf by the undersigned thereunto duly authorized.

Dated: November 5, 2007

NEUROBIOLOGICAL TECHNOLOGIES, INC.

By:	/s/ Craig W. Carlson
Craig W. Carlson Chief Financial Officer

Exhibit Index

Exhibit No.	Description

4.1(1)	Rights Agreement, dated as of May 19, 2005, between Neurobiological Technologies, Inc. and American Stock Transfer & Trust Company as Rights Agent, which includes: as Exhibit A thereto, the Form of Certificate of Designation of Rights, Preferences and Privileges of Series RP Stock of Neurobiological Technologies, Inc.; as Exhibit B thereto, the Form of Right Certificate; and, as Exhibit C thereto, the Summary of Rights to Purchase Series RP Preferred Shares.

4.2	Amendment No. 1 to Rights Agreement, dated November 2, 2007, by and between the Corporation and American Stock Transfer & Trust Company, as Rights Agent.

(1)	This exhibit is filed as an exhibit to the Registrant’s Registration Statement on Form 8-A filed May 20, 2005 and is incorporated herein by reference.